EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces First Quarter 2012 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 7, 2012—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported first quarter net income for 2012 of $31.7 million compared to $33.5 million, which represents a 5.4 percent decrease in net income over the corresponding period in 2011,  prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants. After these amounts, first quarter 2012 net income applicable to common shareholders was $28.3 million, or $.42 diluted earnings per common share ($.42 per share basic), as compared to net income of $30.2 million or $.45 diluted earnings per common share ($.45 per share basic) for the same period of 2011.

Net income available to common shareholders for the first quarter of 2012 decreased by 6.3% as compared to the same period of 2011.  Net income during the first quarter of 2011 was positively impacted by a lower provision for probable loan losses of approximately $4.1 million, $2.7 million after tax, compared to approximately $5.3 million, $3.4 million, after tax, in the first quarter of 2012.  Net income during the first quarter of 2012 was negatively impacted by lower levels of non-interest income resulting primarily from regulatory changes related to interchange fee income and overdraft programs.

“I’m pleased with the Company’s continued earnings success in 2012, especially in light of this still unsettled economic environment as well as the regulatory challenges confronting the industry.  Even in the face of all these difficulties, IBC has continued to produce solid earnings.  We are confident in the strength of our balance sheet, strong capital and the quality of our loan portfolio.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy,” said Dennis E. Nixon, President and CEO.  Mr. Nixon further commented, “We are proud to report that in 2012 IBC was named one of the 100 most trustworthy companies in the U.S. in an annual survey commissioned by Forbes.”

Total assets at March 31, 2012 were $11.8 billion compared to $11.7 billion at December 31, 2011.  Total net loans were $4.9 billion at March 31, 2012 compared to $5.0 billion at December 31, 2011.  Deposits were $8.3 billion at March 31, 2012 compared to $7.9 billion at December 31, 2011.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 215 facilities and 378 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.